EXHIBIT 10.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and is effective as of May 20, 2025 by and between Blake R. Bell ("Employee") and Expeditors International of Washington, Inc., a Washington corporation ("Employer''). In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1.
Employment

(a)
In connection with the election of Employee to the office of President, Global Business Development and for other good and lawful consideration as set forth herein, including a one-time payment of USD $5,000 to the Employee, the parties agree that Employee's compensation and terms of employment shall be as set forth in this Agreement.

(b)
Employee agrees to render services to the best of his/her ability on a full-time basis during the term of this Agreement, and shall perform such duties as the Board of Directors of Employer or Employee's immediate supervisor shall from time to time direct.

2.
Term

Subject to Employer's right to terminate Employee's employment at the pleasure of its Board of Directors as set forth in Paragraph 6 below, this Agreement shall commence on the date first set forth above and end with the date of the next annual meeting of the Board of Directors (the "Initial Term"). The term of this Agreement shall be automatically extended for additional twelve (12) month terms in the event that the Employee shall be elected or re-elected as an executive officer at a subsequent annual meeting of the Board of Directors. This Agreement shall not be automatically extended and shall expire in the event that either party hereto shall have given written notice pursuant to the terms of Paragraph 6 of the Agreement.

3.
Compensation

For all services rendered by Employee under this Agreement, Employee shall receive base salary and incentive compensation, as established from time to time by the Compensation Committee of the Board of Directors. Employee's title and other benefits will be subject to reasonable adjustment by action of Employer's Board of Directors.

4.
Benefits

During the term of employment hereunder, Employee shall be entitled to participate fully in any policies which Employer may adopt generally for employees including policies for vacation, holidays, paid sick leave, group medical, life insurance and other employee benefits. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense vouchers and such other supporting information as Employer may from time to time reasonably request.

5.
Warranties

Employee represents to Employer that Employee is free to enter into this Agreement and that Employee has no commitment, arrangement or understanding to or with any third party which restrains or is in conflict with this Agreement which would operate to prevent Employee from performing the services which Employee has agreed to provide.

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EXHIBIT 10.26

6.
Termination

(a)
For Cause: Employer may terminate Employee's employment hereunder upon two (2) days prior written notice to Employee for cause, and the salary and all other compensation referred to above shall cease upon the effective date of any such termination for cause. As used herein, the term "cause" shall mean any act of Employee, which in the reasonable judgment of Employer's Board of Directors, constitutes dishonesty, larceny, fraud, deceit, gross negligence, a crime involving moral turpitude, willful misrepresentation to shareholders, directors or officers, or a material breach of this Agreement. Upon Employee’s termination for Cause, Employee shall have no right to any further remuneration, other than base salary through Employee’s final day of employment.

(b)
Without Cause: Employer may terminate Employee's employment at any time upon fifteen (15) days prior written notice and without cause; provided, that Employee shall receive as his/her sole remedy for such termination, a lump sum payment equal to one half (1/2) of the Total Cash Compensation paid to the Employee in the preceding twelve (12) month period. Total Cash Compensation as used herein includes Base Salary, any incentive or bonus compensation, and any monthly automobile allowance, but shall exclude any other benefit or expense reimbursement. The payment will be paid to the Employee and will be made no later than March 15 of the calendar year following the calendar of the Employee's termination of employment. Employee shall only be entitled to a payment under this Paragraph 6(b) if Employee first signs and then does not revoke as may be allowed by law, a separation and release agreement in favor of the Company (including all its employees, officers, directors and agents) in a form chosen by the Company in its sole discretion.

(c)
Resignation: In the event that Employee shall resign or otherwise refuse to continue to provide services to the Employer, the salary and all other compensation referred to above shall cease as of the effective date of the resignation; except that Employee will be paid a lump sum payment of one year’s Base Salary. Base Salary as used herein shall exclude any incentive or bonus compensation, any monthly automobile allowance, and any other benefit of reimbursement. Provided however, that the Employee shall have the option to reject the provisions of Paragraph 8 in the event that the resignation shall have been tendered anytime during the period beginning with a public announcement of a pending Change in Control Event (as defined below) and ending one year following the effective date of the completed transaction or on the date of the public announcement of the termination of the proposed transaction. In such case, the Employee shall make a timely rejection of the provisions of Paragraph 8 by returning the lump sum payment and sending written notice of rejection within fourteen days of receipt. For purposes of this Agreement, "Change in Control Event" shall mean either one of the following: (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than Employer, a subsidiary thereof or an employee benefit plan of the Employer, including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Employer or the merger of the Employer with or into another corporation.

(d)
Death or Disability: This Agreement and Employee's employment and compensation shall in any event terminate upon the death of Employee or the inability of Employee to perform the duties and functions of his/her position for a period of ninety (90) consecutive days due to sickness, disability or any other cause beyond his/her control, unless Employer grants Employee a leave of absence with or without all or a portion of his/her salary or other benefits, as may be specified.

7.
Confidential Information

Employee recognizes that Employer's business and the business of other affiliates depend upon the use and protection of a large body of confidential and proprietary information now existing or to be developed in the future which will be referred to in this Agreement as "Confidential Trade Information." Employee intends that the meaning of Confidential Trade Information in this Agreement will be read as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible medium) which is related to Employer's business and the business of corporations affiliated with Employer or any of their potential future business and which is not generally and publicly known. Without limiting the foregoing, Employee agrees that the customer lists and lists of contracts and potential customers of Employer and its affiliates are and will be a part of the Confidential Trade Information. Employee agrees to protect and preserve as confidential during the term hereof, and at all times after its termination or expiration, all of the Confidential Trade Information at any time known to Employee or at any time in Employee's possession or control. Employee will neither use nor allow any other person or entity (including entities partially or wholly owned by Employee) to use in any way, except for the benefit of Employer and as directed by Employer, any of the Confidential Trade Information. Employee will, prior to or upon leaving employment with

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Employer, deliver to Employer any and all records, items, and media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to any of the Confidential Trade Information, whether prepared or acquired by or provided to Employee. Employee acknowledges that all such records, items and media are at all times and shall remain the property of Employer.

8.
Covenant Not to Compete

(a)
During the Employee’s employment and for six (6) months following termination of Employee’s employment, Employee hereby agrees that he/she will not directly or indirectly on Employee's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice, assistance, or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which:

a.
competes directly or indirectly with any business or service of Employer, including without limitation logistics, freight forwarding, transportation, customs brokerage, warehouse/distribution, order management, and freight data management; and

b.
is located within one hundred fifty (150) miles of any office of Employer or any affiliate of Employer.

(b)
Without limiting the foregoing, Employee also agrees that he/she will not, during the term of this Agreement and for a period of 12 months following the termination of Employee’s employment with Employer cause or attempt to cause or induce any employee of Employer to leave the employment of Employer, or call on or otherwise solicit business from any of the customers of Employer which, at the time of termination of his/her employment, were listed (or ought to have been listed) in Employer's records, in respect of any service or product that competes directly or indirectly with any service provided or marketed by or actually under the development or active consideration by Employer at the time of Employee's termination.

9.
Remedies

Employee agrees that damages for breach of his/her covenants under Paragraphs 7 and 8 above will be difficult to determine and probably inadequate to remedy the harm caused thereby and therefor consents that these covenants may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition and not in place of any other remedies available at law or equity. Employee further agrees that profits made in violation of these covenants shall be held in constructive trust for Employer. Employee acknowledges that the provisions of this Paragraph and such covenants are reasonable, that any lump sum payment made under Paragraph 6 would be adequate compensation under the circumstances, and that in any event Employee is capable of gainful employment without breaching such covenants. However, should any court or tribunal ever find that any provision of such covenants are illegal or unenforceable on the grounds of unreasonableness whether in period of time, geographical area or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court or tribunal deems reasonable. For purpose of this Paragraph and Paragraphs 7 and 8 of this Agreement, the term "Employer" shall include any subsidiary, agent or other affiliate of Employer.

10.
Entire Agreement; Modification

The provisions contained herein constitute the entire Agreement between the parties and supersedes all prior agreements with respect to the subject matter herein. Any waiver, alteration or modification of any provisions of this Agreement, or the replacement of this Agreement shall not be valid unless in writing and signed by all the parties signing hereunder.

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11.
Dispute Settlement

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Any such arbitration shall be conducted before a panel of three (3) arbitrators, of which each Party shall select one arbitrator, and such two arbitrators shall select a third. All decisions of the arbitration panel shall be taken by majority vote. Any such arbitration shall take place in Seattle, Washington, U.S.A.

12.
Agreement Not Assignable

Employee may not assign any of his/her rights or delegate any of his/her duties hereunder. Employer may assign this Agreement and delegate its duties hereunder to any of its affiliates at any time owned by, owning or under common ownership, provided that Employee shall remain assigned to the business conducted by Employer or its successors.

13.
No Waiver

No waiver of the terms or provisions hereof shall be valid unless in writing signed by the party against which the enforcement of such waiver is sought, nor shall any waiver or failure to enforce any right hereunder be deemed to be a waiver of the same or any other right in any other instance.

14.
Successors

Subject to the restriction on assignment and delegation set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and personal representatives.

Expeditors International of Washington, Inc.

By: /s/ DANIEL R. WALL
Name: Daniel R. Wall
Title: President and Chief Executive Officer

EMPLOYEE

By: /s/ BLAKE R. BELL
Name: Blake R. Bell
Title: President, Global Business Development

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